Exhibit 10.7

SECOND AMENDED AND RESTATED MARKETING AGREEMENT

(1) This Second Amended and Restated Marketing Agreement (“Agreement”) amends and restates the Amended and Restated Marketing Agreement among the parties hereto, effective on or about September 18, 2006 (the “Amended Agreement”) and this Agreement addresses the terms by which DB Commodity Services LLC (“DBCS”) retains the services of AIM Distributors, Inc. (“AIM”) to assist in marketing activities with respect to certain DBCS related products. DBCS serves as the Managing Owner, commodity pool operator and commodity trading advisor for those several Delaware statutory trusts and each series of those that are organized in multiple issues (each a statutory or series “Trust”) set forth on Exhibit A attached hereto. The Trusts are exchange-traded funds (each related master and feeder, collectively, a “Fund”) structured as commodity pools under the Commodity Exchange Act. The list of all Funds currently covered by this Agreement is set forth on Exhibit A. This Agreement is effective as of the effective date of the Amended Agreement.

(2) A registration statement either is effective or has been filed with the SEC in respect of the shares of each of the Funds. Each of the Funds issues and redeems its shares only in large aggregations and only to or through certain qualified financial institutions. Certain marketing-related services currently are performed for the benefit of the Funds on a non-exclusive basis by ALPS Distributors, Inc., as described in the registration statement of each of the Funds.

(3) DBCS desires to retain AIM to provide certain additional marketing services for DBCS in respect of the Funds. AIM will provide various educational and marketing activities regarding the Funds, primarily in the secondary trading market, which activities will include, but not be limited to, communicating each Fund’s name, characteristics, uses, benefits, and risks, consistent with the relevant registration statement.

(4) DBCS understands that AIM’s marketing activities in connection with the Funds will include but not be limited to: (a) engaging in public seminars, road shows, conferences, media interviews; (b) fielding incoming telephone “800” number calls; (c) distributing sales literature and other communications (including electronic media) regarding the Funds; and (d) other services reasonably contemplated and agreed to by DBCS and AIM. All of the foregoing activities are referred to herein as “Marketing”. AIM shall perform these services in a professional and competent manner and shall provide such office space and equipment, telephone facilities, and personnel as it determines may be reasonably necessary or beneficial in order to provide such services.

(5) While AIM is authorized by DBCS to solicit purchases of the Funds’ shares, it is understood that AIM will not open or maintain customer accounts or handle orders for the Funds. AIM represents that it and its employees who engage in Marketing the Funds at all times will be properly registered with and licensed by the Securities and Exchange Commission (the “SEC”) and will be members in good standing of the National Association of Securities Dealers, Inc. or any relevant subsidiary thereof (the “NASD”), as applicable. AIM further represents and covenants that such employees will comply with all applicable laws, rules and regulations in connection with the Marketing of the Funds, and its employees’ oral and written disclosure concerning the Funds will be substantially in accord with the form and content of the Fund Sales Materials (as defined in Section 8 below). AIM agrees that it will not use written materials other than the Fund Sales Materials without the prior written consent of DBCS.

(6) For Marketing the Funds, DBCS will pay to AIM an annual fee (“Annual Fee”) calculated based upon the average amount of the daily net assets of all of the Funds during each calendar year in calculated U.S. dollars (the “Total Net Assets”). The Annual Fee is calculated as follows:

a)	Ten basis points (0.10%) per annum (which is 0.025% per quarter) on the first $3 billion of the Total Net Assets;

b)	twelve basis points (0.12%) per annum (which is 0.03% per quarter) on the next $2 billion of Total Net Assets (i.e. the amount of Total Nets Assets above $3 billion but below $5 billion); and

c)	fifteen basis points (0.15%) per annum (which is 0.375% per quarter) on the Total Net Assets in excess of $5 billion.

The Annual Fee is to be paid quarterly in arrears and shall be calculated in the same manner and using the same procedures and conventions used to calculate the management fee paid to DBCS as described in each Fund’s prospectus, as it may be amended or supplemented from time to time, and prorated for partial quarters if this Agreement becomes effective on a date that is not the first day of a calendar quarter or is terminated on a day that is not the last day of a calendar quarter.

The payments to AIM under this Section 6 and any Break-Up Fee (as hereinafter defined in Exhibit B attached hereto) will not, in the aggregate, exceed 8.75% of the aggregate dollar amount of each offering (in a dollar amount equal to the amount disclosed on Exhibit C of the aggregate amount registered on the Registration Statement on Form S-1 in respect of each Trust). Exhibit C will be amended from time-to-time in the event that additional amounts of Shares are registered. Each Trust, on behalf of each Fund, will advise AIM if the payments described hereunder must be limited, when combined with selling commissions charged by other NASD members, in order to comply with the 10% limitation on total underwriters’ compensation pursuant to NASD Rule 2810.

(7) DBCS will furnish AIM, upon request and without charge, each Fund’s current prospectus, and copies of sales materials filed with the NASD by such Fund’s distributor (“Fund Sales Materials”) in such quantities as are reasonably requested by AIM.

(8) DBCS represents that it is a commodity pool operator properly registered with the Commodity Futures Trading Commission (“CFTC”) and a member in good standing of the National Futures Association (“NFA”). DBCS further represents that Fund Sales Materials provided to AIM by DBCS for use in AIM’s Marketing activities for the Funds will comply with all applicable rules and regulations and be filed by DBCS’s distributor with all applicable regulatory agencies, including the NASD’s Advertising Regulation Department. Further, DBCS agrees to indemnify AIM and hold AIM harmless from any losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any claim, demand, action or suit arising out of or in connection with Fund Sales Materials provided by DBCS to AIM.

(9) In addition to and notwithstanding Paragraph 8 above, each party to this Agreement shall indemnify and hold harmless the other parties to this Agreement against all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) from any claim, demand, action or suit arising out of or in connection with the indemnifying party’s failure to comply with applicable laws, rules and regulations in connection with performing its obligations under this Agreement; negligence or willful misconduct in carrying out its duties and responsibilities under this agreement; or material breach of the terms of this Agreement. The indemnities granted by the parties in this Agreement shall survive the termination of this Agreement.

(10) AIM shall be an independent contractor providing the services described herein to DBCS and each of the Funds, and AIM and its employees shall not be agents of DBCS or any Fund in connection with any matter. Neither AIM nor any of its employees is authorized to make any representation on behalf of, nor does it or any of them have any authority whatsoever to bind, DBCS or any Fund in connection with any matter.

(11) It is expressly understood and agreed between AIM and DCBS that AIM shall not perform any Marketing in respect of any Fund prior to AIM’s receipt of written notice from DBCS that such Fund’s registration statement has been declared effective by the SEC.

(12) Any notice required or permitted to be given by any party to the other shall be deemed sufficient if sent by (i) telecopier (fax) with confirmation of receipt; (ii) registered or certified mail, postage prepaid; or (iii) by reputable overnight courier delivery (e.g. DHL) addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice.

(13) This Agreement shall continue until terminated by either party as provided in Exhibit B.

(14) This Agreement may not be assigned by a party hereto, without the prior written consent of the other parties hereto.

(15) This Agreement, including each exhibit attached hereto, may be amended only by mutual written consent. Each party agrees to perform such further acts and execute further documents as are necessary to effectuate the purposes hereof. This Agreement shall be governed by and construed in accordance with applicable federal laws and the internal laws of the State of New York.

(16) This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

AGREED TO:

DB COMMODITY SERVICES LLC		For notice purposes:
By:	/s/ Kevin Rich	DB Commodity Services LLC 60 Wall Street, 5th Floor
	Kevin Rich	New York, New York 10005
Its	Director and Chief Executive Officer	Attn: ETF Counsel, Legal Dept.
By:	/s/ Gregory S. Collett	Fax: (212) 797-4567
Gregory S. Collett
Its	Vice President and Chief Operating Officer

AIM DISTRIBUTORS, INC.		For notice purposes:
By:	/s/ Gene Needles	AIM Distributors, Inc. 11 Greenway Plaza, Suite 100
	Gene Needles	Houston, TX 77046
Its	President	Attn: General Counsel
Fax: (713) 993-9185

EXHIBIT A

1.	PowerShares DB Commodity Index Tracking Fund
DB Commodity Index Tracking Master Fund

2.	PowerShares DB G10 Currency Harvest Fund
DB G10 Currency Harvest Master Fund

3.	PowerShares DB Multi-Sector Commodity Trust
DB Multi-Sector Commodity Master Trust

a.	PowerShares DB Energy Fund
DB Energy Master Fund

b.	PowerShares DB Oil Fund
DB Oil Master Fund

c.	PowerShares DB Precious Metals Fund
DB Precious Metals Master Fund

d.	PowerShares DB Gold Fund
DB Gold Master Fund

e.	PowerShares DB Silver Fund
DB Silver Master Fund

f.	PowerShares DB Base Metals Fund
DB Base Metals Master Fund

g.	PowerShares DB Agriculture Fund
DB Agriculture Master Fund

4.	PowerShares DB US Dollar Index Trust
DB US Dollar Index Master Trust

a.	PowerShares DB US Dollar Index Bullish Fund
DB US Dollar Index Bullish Master Fund

b.	PowerShares DB US Dollar Index Bearish Fund
DB US Dollar Index Bearish Master Fund

EXHIBIT B

It is specifically agreed that either party, upon prior written notice to the other party, may terminate this Agreement subject to the following terms and conditions. Any such notice shall state the reasons for termination.

1. Termination Provisions Generally.

a) If either party terminates this Agreement, then the terminating party shall provide the other party written notice of its election to terminate this Agreement, which notice shall state a prospective effective date of termination.

b) Within thirty (30) days of the effective date of termination, AIM will be paid for any due and unpaid portion of the Annual Fee and any Break-Up Fee (defined below) it is owed for services related to its activities pursuant to this Agreement through and including the effective date of termination. AIM will have no right to earn any portion of the Annual Fee following the effective date of termination.

2. Termination due to Measurable Dissatisfaction.

Either DBCS or AIM may terminate this Agreement for Measurable Dissatisfaction upon thirty (30) days, written notice to the other party.

a)	For DBCS.

It shall be considered DBCS’ Measurable Dissatisfaction if:

(i)	DBCS shall determine in its sole and absolute discretion, acting reasonably and in good faith, that AIM has failed to demonstrate an expected level of performance based on a combination of (x) meeting the Minimum Target assets under management (“AUM”) collectively in the Funds listed on Exhibit A in the time frames outlined on the table below, and (xx) AIM’s material deviation from its customary sales practices, or

(ii)	AIM’s acts or omissions result in a material breach of applicable law, rule or regulation, or bankruptcy, fraud, negligence, or misconduct in the performance of AIM’s duties under this Agreement.

b)	For AIM.

It shall be considered AIM’s Measurable Dissatisfaction if:

(i)	AIM shall determine in its sole and absolute discretion, acting reasonably and in good faith, that DBCS has failed to demonstrate an expected level of performance which shall encompass the combination of DBCS’s dedication of time and resources to the management and operational support of the products as indicated by, among other things, the Funds meeting their stated investment objective; or

(ii)	DBCS’ acts or omissions result in a material breach of applicable law, rule or regulation, or bankruptcy, fraud, negligence, or misconduct in the performance of DBCS’s duties under this Agreement.

3. Payment upon Termination for Measurable Dissatisfaction.

a) If either DBCS or AIM terminates this Agreement due to Measurable Dissatisfaction, then DBCS will pay AIM any money owed under Paragraph 1 to this Exhibit B but will not pay AIM any Break-Up Fee (as defined below).

4. Payment upon Termination for Reasons other than Measurable Dissatisfaction.

Either DBCS or AIM may terminate this Agreement for any reason other than Measurable Dissatisfaction upon ninety (90) days, written notice to the other party.

a) If DBCS terminates this Agreement for any reason other than Measurable Dissatisfaction, then such termination shall be subject to a Break-Up Fee paid by DBCS to AIM if AIM has met the Minimum Target AUMs specified in the table below (as measured by aggregating all AUMs for the funds listed on Exhibit A) on or before the dates specified in the table below.

Period from Date of Agreement	Minimum Target AUM	Break-Up Fee

1st Anniversary	$2 billion	12 months Annual Fee calculated at the highest AUM

2nd Anniversary	$4 billion	18 months Annual Fee calculated at the highest AUM

3rd Anniversary	$6 billion	24 months Annual Fee calculated at the highest AUM

b) If AIM terminates this Agreement for reasons other than Measurable Dissatisfaction, then DBCS will pay AIM (i) any money owed under Paragraph 1 to this Exhibit, (ii) minus estimated reasonable costs and expenses to DBCS associated with re-branding the Funds and replacing AIM. For the avoidance of doubt, DBCS will not pay AIM any Break-Up Fee if AIM terminates for reasons other than Measurable Dissatisfaction.

ACKNOWLEDGED AND AGREED:

DB COMMODITY SERVICES LLC		AIM DISTRIBUTORS, INC.

By:	/s/ Kevin Rich	By:	/s/ Gene Needles
	Kevin Rich		Gene Needles
Its:	Director and Chief Executive Officer	Its:	President

By:	/s/ Gregory S. Collett
Gregory S. Collett
Its:	VP and Chief Operating Officer

EXHIBIT C

Pursuant to Section 6

1. The payments to AIM under Section 6 will not, in the aggregate, exceed 8.75% of the aggregate dollar amount of the offering (an amount equal to $175,000,000 of the $2,000,000,000 Shares registered on the Registration Statement on Form S-1 (333-125325) in respect of PowerShares DB Commodity Index Tracking Fund).

2. The payments to AIM under Section 6 will not, in the aggregate, exceed 8.75% of the aggregate dollar amount of the offering (an amount equal to $175,000,000 of the $2,000,000,000 Shares registered on the Registration Statement on Form S-1 (333-132484) in respect of PowerShares DB G10 Currency Harvest Fund).

3. The payments to AIM under Section 6 will not, in the aggregate, exceed 8.75% of the aggregate dollar amount of the offering (an amount equal to $306,250,000 of the $3,500,000,000 Shares registered on the Registration Statement on Form S-1 (333-135422) in respect of PowerShares DB Multi-Sector Commodity Trust).

4. The payments to AIM under Section 6 will not, in the aggregate, exceed 8.75% of the aggregate dollar amount of the offering (an amount equal to $87,500,000 of the $1,000,000,000 Shares registered on the Registration Statement on Form S-1 (333-136574) in respect of PowerShares DB US Dollar Index Trust).